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                                       EX-10.6

                                  PURCHASE AGREEMENT

    AGREEMENT (the "Agreement") dated the 28th day of April 1995 by and among the Nature's Best Water Company, Inc. a corporation existing under the laws of the State of New York, maintaining offices at 585-12 Bicycle Path, Port Jefferson Station New York, (hereinafter referred to as "Nature's Best"), Peter Nicholas, residing at 12 Summercress Lane, Coram New York 11727 (hereinafter referred to as "Nicholas", and Anthony Bonventre, residing at 3698A Horseblock Road, Medford New York 11763 (hereinafter referred to as "Bonventre") and/or collectively as the "Sellers"), and the Puro Corporation of America, a New York Corporation, maintaining offices at 56-45 58th Street, Maspeth New York (referred to as "Puro" and/or "Purchaser").

                                      WITNESSETH

    WHEREAS, Nicholas and Bonventre are the original and sole Shareholder of Nature's Best Water Company, Inc. and hold a total of one hundred (100) shares of Common Stock, representing one hundred (100%) percent of all such voting and non voting, shares issue and outstanding, and

    WHEREAS, Nature's Best desires to sell to Purchaser and Purchaser desires to purchase selected assets owned by Nature's


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Best and assume selected liabilities of Nature's Best.

    1.   PURCHASE PRICE:

    The purchase price to be paid the Seller by the Purchasers for selected assets of Nature's Best shall be Two Hundred Thousand Dollars ($200,000) which is derived and calculated upon the following representations of the Sellers:

    (a) The Sellers have represented that the most recent twelve month revenues of Nature's Best, to be approximately Two Hundred Eighty Thousand Dollars ($280,000). Attached hereto as Exhibit 1.

    (b) The most recent annual water cooler rentals, estimated to be approximately Ten Thousand Dollars ($10,000) for Eighty (80) units. Attached hereto as Exhibit 2.

    (c) The Sellers shall convey all operating assets of Nature's Best, including customer lists, rental and supply agreements, files, records, telephone numbers, advertising and non compete agreements, use of trade name "Nature's Best" inventory, bottles, coolers, containers, racks, crates (wood or plastic) and furniture and fixtures.


    2.  PAYMENT FOR ASSETS

    The purchase money that may be due and owing for the purchase of the assets of Nature's Best, as determined pursuant to paragraph 1, shall be paid to Nature's Best Water Company, Inc. as follows:


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    (a)  At the date of closing, by certified check, payable to Nature's Best or whomever else the Sellers designate in writing on or before the date of closing, the sum of Fifty Thousand Dollars ($50,000), less any amount or sums of money due and owing Puro on said date.

    (b) The giving of a convertible note by Puro in the face Amount of One Hundred Fifty Thousand Dollars ($150,000), payable over three years (3) without interest. Payment to be made pursuant to the terms in the note. The amount due the Seller on the note under this sub-paragraph "b", shall be adjusted in accordance with the percentage of increase or decrease in the Purchaser's Nature's Best Division's accounts yearly gross sales, over the gross sales of Nature's Best Water Company, Inc. for the year ending April 30, 1995. Said amount shall be paid or deducted if required during the year one, if Puro's public offering occurs


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December 31, 1995 otherwise the adjustment shall occur in year two.  However the face amount of the note herein shall not exceed, in total, the sum of One
Hundred Fifty Thousand ($150,000.00) Dollars.

    (c) If Puro Corporation of America shall be in the process of preparing a Public Stock Offering, the Sellers and the Sellers only shall have the option to convert the balance of the principal due and owing on the notes contained in subdivision (b) above for the purchase of said stock in the Public Offering, at the offering price less any underwriters commissions. The right of conversion shall belong only to the Sellers herein and may not be transferred, assigned or given to any other person or entity. If the initial public offering occurs before December 31, 1995, the adjustment up or down mentioned in paragraph "c" above, will be determined by year to date change prorated to the twelve month period.

    3.REPRESENTATIONS OF THE PURCHASER:

    (a)  Purchaser will assume and pay, from the execution of

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the Agreement, all monthly payments due and owing the Yellow Book and Pages for the advertisements of the Corporation, Nature's Best Water Company, Inc. (estimated to be $000.00 per month).

    (b) Purchaser will assume and be liable to Nature's Best customers for all of Nature's Best customer bottle deposits as of the date of closing.

    (c) Purchaser will assume all cooler contracts between Nature's Best and its customers. A list of cooler contracts being assumed is annexed as
Exhibit 2.

    (d) Purchaser shall fully comply with its obligations under the New York State Bulk Assets Sales Law.

    (e) Purchaser represents that it has full power and legal right to execute, deliver and perform this agreement. The execution, delivery and performance of this agreement will not contravene any provision of the certificate of incorporation or by-laws of Purchaser.

    4.   REPRESENTATIONS OF THE SELLERS:

    (a) The Sellers represent that Nature's Best Water Company, Inc. Federal, State and Local taxes have been or will be filed and paid. If for any reason a Tax audit is made of Nature's Best and a claim for past taxes is made to the Purchaser, any money paid by the Purchaser pursuant to these claims shall be deducted from the money due and owing Sellers in accordance with paragraph 1 of this


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agreement.  In the event of a tax audit, Puro must notify Sellers pursuant to paragraph 10 herein.

    (b) The Sellers represent that there are no actions, suits or other proceedings pending before any court, tribunal, commission, agency or bureau against Nature's Best, except as noted in Exhibit 3 attached hereto. Sellers are not in default with respect to any order, injunction, writ or decree of any court, tribunal, commission, agency, office or bureau.

    (c) Sellers further represent that they shall fully cooperate with the Purchaser to comply with the New York State Bulk Asset Sales Law. Any failure to cooperate by the Seller which results in a claim against the Purchaser, shall be offset against any money due and owing under this agreement.

    5.  ACCOUNTS RECEIVABLE:

    Purchaser shall be under no obligation to assist in collection of any accounts receivable due from Nature's Best customers. In the event Purchaser does receive any payments which are denominated payments of Nature's Best's accounts receivables, Purchaser shall forward said payments to Sellers, without undue delay. A schedule of accounts receivable is set forth on Schedule 4 annexed hereto.


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    6.RESTRICTIVE COVENANT:

    Sellers covenant that they will not reestablish, reopen, be engaged in, nor in any manner whatsoever become interested, directly or indirectly, either as a employee, as an owner, as a partner, as a agent, or as stockholder, director or officer of a corporation, or otherwise, in any business, trade or occupation similar to the one operated by the corporation Nature's Best Water Company Inc., within the Counties of Suffolk, Nassau and the City of New York for a period of Seven (7) years from the date of this agreement. Upon the termination for economic reasons of the Employment Agreement of Peter Nicholas the period shall be three years from the date of termination. Not withstanding the foregoing, Peter Nicholas and and Anthony Bonventre shall be bound by the seven years period with respect to the existing PURO/NATURE'S BEST customers as of the date of termination. Peter Nicholas upon becoming a employee of Puro, by executing his employment agreement, shall also execute a employee restrictive covenant agreement as attached hereto as Exhibit 5.

    7.   GOVERNING LAW:

    This Agreement shall be governed by the laws of the State of New York without giving effect to the principles of Conflict of Law.


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    8.   ARBITRATION:

    Any Dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration in accordance with the rules of the American Arbitration Association. Judgment of any award determined by the arbitrators may be entered in any appropriate court having jurisdiction In event that arbitration is commended to enforce any of the terms of this Agreement, the prevailing party in the arbitration shall be entitled to the costs thereof, including reasonable attorney's fees.

    9.   CAPTIONS

    The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement nor the intent of any provisions thereof.

    10.   NOTICE

    All notices, requests or other communications required hereunder shall be in writing and shall be deemed to have been duly given or made, if personally delivered, or if mailed by United States certified mail, return receipt requested, to the parties at the respective addresses first above written, or at such other address as shall be specified in writing by either


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of the parties to the other in accordance with the terms and conditions of this paragraph.

    11. BROKERAGE:

    Each party represents to each other party that it has dealt with no finder or broker in connection with any of the transactions contemplated by this agreement or the negotiations looking forward to the consummation of this agreement and that no broker or other person is entitled to any commission or finder's fee in connection with any such transactions or negotiations, and each party hereby indemnifies each other party against and agrees to hold such other party harmless from any liability or expense which may be imposed by or incurred by such other party in connection with any claim by any such finder or broker based upon any alleged arrangement or communication with the indemnifying party.

    12. EXPENSES

    Whether or not the transactions contemplated by this agreement shall be consummated, all expenses incurred by the Sellers or the Purchaser in connection with the transactions contemplated hereby shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense.

    This Agreement may not be changed orally.  The terms,


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warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, and their respective legal representatives, successors and assigns.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be made and executed the day and year first written above.



                                  Nature's Best Water Company, Inc.


                                  by   /s/ Peter M. Nichols       Pres.
                                       --------------------------
                                       Peter M. Nichols



                                  /s/ Anthony Bonventre
                                  --------------------------------
                                  Anthony Bonventre



                                  Puro Corporation of America

                                  by   /s/ Scott Levy              Pres.
                                       ----------------------------


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